EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference therein of our report dated March 14, 2014, with respect to the consolidated financial statements of Community West Bancshares included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission, in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-00000) pertaining to the 2014 Stock Option Plan of Community West Bancshares;

2.	Registration Statements (Form S-8 Nos. 333-43531 and 333-129898) pertaining to the to the 1997 Stock Option Plan of Community West Bancshares; and

3.	Registration Statement (Form S-8 No. 333-136099) pertaining to the 2006 Stock Option Plan of Community West Bancshares.

/s/ Ernst & Young LLP

Los Angeles, California

December 29, 2014